NEWS RELEASE

For information contact:
Kevin B. Habicht
Chief Financial Officer
(407) 265-7348

For Immediate Release
February 2, 2005

INCREASED YEAR-END OPERATING RESULTS ANNOUNCED BY
COMMERCIAL NET LEASE REALTY, INC.

Orlando, Florida, February 2, 2005 — Commercial Net Lease Realty, Inc. (NYSE:NNN), a real estate investment trust, reported net earnings available to common shareholders for the quarter ended December 31, 2004 were $17,924,000 or 34 cents per share compared to $14,588,000 or 30 cents per share for the same period last year. Revenues for the fourth quarter increased nine percent to $33,067,000 compared to $30,389,000 for last year’s fourth quarter. Net earnings available to common shareholders for the year ended December 31, 2004 were $59,251,000 or $1.15 per share from $49,465,000 or $1.13 per share for the same period last year. Excluding the charge in connection with the management transition costs of $489,000 and $3,741,000 for the quarter and year ended December 31, 2004, respectively, net earnings available to common shareholders per share would have been $0.34 and $1.22, respectively. Revenues for the year ended December 31, 2004 increased 27 percent to $129,309,000 compared to $103,614,000 for the same period last year.

Funds from operations (“FFO”) available to common shareholders for the quarter ended December 31, 2004 were $20,760,000 or 39 cents per share compared to $18,432,000 or 38 cents per share for the same period last year. Funds from operations available to common shareholders for the year ended December 31, 2004 were $73,065,000 or $1.41 per share compared to $61,749,000 or $1.41 per share for the same period last year. Excluding the charge in connection with the management transition costs of $489,000 and $3,741,000 for the quarter and year ended December 31, 2004, respectively, FFO per share would have been $0.40 and $1.48, respectively.

2004 Highlights:

  Dividends increased to $1.29 per share marking 15 consecutive years of increases
  Invested $216 million in properties owned by the Company and its affiliates, of which $139 million is included in the Company's investment property portfolio
  Increased occupancy to 97.4%
  Sold 45 properties generating $115 million of net proceeds and a gain of $19 million, net of minority interest; of which 20 properties generating $32 million of net proceeds and a gain of $2.5 million was from the Company’s investment property portfolio
  Issued $150 million 10-year unsecured notes at 5.91%
  Increased interest and fixed charge coverage ratios to 3.6x and 2.8x, respectively
  Generated total return to common stockholders of 23.8%
  Inclusion in S&P 600 Index

Craig Macnab, Chief Executive Officer and President, commented, “In 2004 we refocused our strategy on retail properties, which is consistent with NNN’s core competencies. We had a strong fourth quarter acquiring high quality accretive retail properties for our portfolio, purchasing and selling properties in our 1031 exchange program and harvesting gains in our development subsidiary. Also, our team completed a great deal of work on the previously announced pending acquisition of National Properties Corporation, which will be accretive to our shareholders when it is completed later this year. This acquisition allows us to further diversify our retail portfolio into the Midwest, add two new states, including Iowa, and acquire a portfolio of high-quality convenience stores, which is a category that we are targeting for increased investment in 2005.”

The Company invested $72,432,000 during the fourth quarter of 2004 and $215,951,000 during the year 2004 in additional properties and construction in progress. The Company also invested $5,090,000 during the fourth quarter of 2004 and $6,587,000 during the year 2004 in structured finance investments.

For the year ended December 31, 2004, the Company generated total net proceeds of $115,667,000 from the disposition of 45 properties resulting in a net gain of $19,432,000, net of minority interest. For the quarter ended December 31, 2004, the Company disposed of 16 properties generating net proceeds of $39,909,000 resulting in a net gain of $8,026,000, net of minority interest. Also, the Company received $20,900,000 in principal repayments from its structured finance investments during the fourth quarter of 2004.

Based on the annual base rent of the Company’s investment property portfolio in place as of December 31, 2004, 83.4% of the Company’s annualized base rent was derived from retail properties and 16.6% from office properties. As of December 31, 2004, two tenants in the Company’s investment property portfolio each accounted for more than 5% of annualized base rent: the United States of America at 15.4% and CVS at 6.4%. The weighted average lease maturity of the investment property portfolio was approximately 10 years as of December 31, 2004 and gross leasable area was approximately 8.5 million square feet.

Commercial Net Lease Realty invests primarily in high quality, single-tenant retail properties subject generally to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, CVS, OfficeMax and the United States of America. The Company currently owns 362 investment properties in 38 states with a gross leasable area of approximately 8.3 million square feet. These properties are leased to 152 corporations in 56 industry classifications.

Commercial Net Lease Realty Services, Inc. (“Services”) has been included in the consolidated financial statements due to the implementation of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities.” The prior period comparable condensed consolidated financial statements have been restated to show Services consolidated in all periods. The adoption of this interpretation did not have a significant impact on the financial position or results of operations of the Company.

Management will hold a conference call on February 2, 2005 at 10:30 am EST to review the Company’s results. The call can be accessed on the Company’s web site live at http://www.nnnreit.com. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site. In addition, the Company will post a summary of any earnings guidance given on the call to the Company’s website.

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Funds from Operations, commonly referred to as FFO, is a relative non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by the National Association of Real Estate Investment Trusts and is used by the Company as follows: net earnings (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, excluding gains (or including losses) on the disposition of real estate held for investment, and the Company’s share of these items from the Company’s unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance of real estate companies. FFO does not necessarily represent cash provided by operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

The Company has determined that there are earnings from discontinued operations in each of its segments, real estate held for investment and real estate held for sale. All property dispositions from the Company’s held for investment segment are classified as discontinued operations. In addition, certain properties in the Company’s held for sale segment that have generated revenues before disposition are classified as discontinued operations. These held for sale properties have not historically been classified as discontinued operations, prior period comparable condensed consolidated financial statements have been restated to include these properties in its earnings from discontinued operations. These adjustments resulted in a decrease in the Company’s reported total revenues and total and per share income from continuing operations and an increase in the Company’s income from discontinued operations.  However, the Company’s total and per share FFO and net income available to common shareholders are not affected.

Commercial Net Lease Realty, Inc. (in thousands, except per share data)
Income Statement Summary	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Rental and earned income	$28,385	$25,483	$110,724	$92,524
Real estate expense reimbursement from tenants	1,830	2,529	5,756	5,048
Contingent rental income	-	1	411	405
Gain on disposition of real estate, held for sale(Note 1)	574	1,180	4,700	3,247
Interest and other income from real estate transactions	2,278	1,196	7,718	2,390

	33,067	30,389	129,309	103,614

Operating expenses:
General and administrative	5,846	6,322	22,996	21,696
Real estate	3,107	3,440	12,161	7,394
Depreciation and amortization	4,424	3,971	17,138	13,217
Dissenting shareholders' settlement	-	-	-	2,413
Transition costs	489	-	3,741	-

	13,866	13,733	56,036	44,720

Other expenses (revenues):
Interest and other income	(722)	(681)	(3,779)	(3,346)
Interest expense	8,348	7,106	32,463	26,754

	7,626	6,425	28,684	23,408

Provision for income tax benefit	509	768	2,542	2,902
Minority interest	(102)	(36)	(1,231)	137
Equity in earnings of unconsolidated affiliates	1,030	878	4,724	4,341

Earnings from continuing operations	13,012	11,841	50,624	42,866

Earnings from discontinued operations:
Real estate, held for investment	1,809	586	4,766	4,330
Real estate, held for sale	4,105	3,164	9,544	6,277

	5,914	3,750	14,310	10,607

Net earnings	18,926	15,591	64,934	53,473
Series A preferred dividends	(1,002)	(1,003)	(4,008)	(4,008)
Series B convertible preferred dividends	(419)	(418)	(1,675)	(502)

Net earnings available to common shareholders - basic	17,505	14,170	59,251	48,963
Series B convertible preferred dividends	419	418	-	502

Net earnings available to common stockholders - diluted	$17,924	$14,588	$59,251	$49,465

Weighted average common shares outstanding:
Basic	51,725	47,121	51,312	43,108

Diluted	53,460	48,768	51,743	43,897

Net earnings per share available to common shareholders:
Basic:
Continuing operations	$0.23	$0.22	$0.87	$0.89
Discontinued operations	0.11	0.08	0.28	0.25

Net earnings	$0.34	$0.30	$1.15	$1.14

Diluted:
Continuing operations	$0.23	$0.22	$0.87	$0.89
Discontinued operations	0.11	0.08	0.28	0.24

Net earnings	$0.34	$0.30	$1.15	$1.13

Commercial Net Lease Realty, Inc. (in thousands)
Earnings from Discontinued Operations - Real Estate Held for Investment:

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) the Company has classified its 21 and 14 investment assets sold during 2004 and 2003, respectively, as discontinued operations. All real estate held for investment sold subsequent to December 31, 2001, the effective date of SFAS No. 144, have been classified to discontinued operations. The following is a summary of earnings from discontinued operations from real estate held for investment.

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Rental and earned income	$420	$714	$2,444	$4,681
Real estate expense reimbursements from tenants	(1)	1	3	10
Contingent rental income	-	-	-	12
Interest and other income	103	47	292	185

	522	762	2,739	4,888

Expenses:
General and administrative	-	-	(5)	24
Real estate	48	20	119	95
Interest	28	35	126	144
Depreciation and amortization	22	121	256	582

	98	176	496	845

Gain on disposition of real estate(Note 1)	1,385	-	2,523	287

Earnings from discontinued operations from real estate held for investment	$1,809	$586	$4,766	$4,330

Earnings from Discontinued Operations - Real Estate Held for Sale:

The Company has classified its 18 and 26 held for sale assets sold during 2004 and 2003, respectively, as discontinued operations. In addition, the Company has classified its 22 properties that are currently held for sale and generating rental revenues as discontinued operations. The Company has reclassified all held for sale properties that have generated rental revenue before disposition which were sold subsequent to December 31, 2001, the effective date of SFAS No. 144, to discontinued operations. The following is a summary of earnings from discontinued operations from real estate held for sale.

Revenues:
Rental income	$596	$1,048	$2,313	$3,294
Real estate expense reimbursements from tenants	14	111	183	123
Contingent rental income	-	-	22	-
Gain on disposition of real estate, held for sale(Note 1)	7,898	5,521	18,702	8,928
Interest and other income	149	39	230	54

	8,657	6,719	21,450	12,399

Expenses:
General and administrative	10	1	33	3
Real estate	101	120	343	146
Interest	296	518	531	1,007
Depreciation and amortization	3	-	4	-

	410	639	911	1,156

Provision for income taxes	(2,512)	(1,936)	(5,839)	(3,841)
Minority interest	(1,630)	(980)	(5,156)	(1,125)

Earnings from discontinued operations from real estate held for sale	$4,105	$3,164	$9,544	$6,277

Commercial Net Lease Realty, Inc. (in thousands, except per share data)
	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Reconciliation of net earnings to FFO and FFO available to common shareholders:
Net earnings	$18,926	$15,591	$64,934	$53,473
Real estate depreciation and amortization:
Continuing operations	4,040	3,530	15,455	11,290
Discontinued operations	25	121	260	582
Partnership real estate depreciation	156	193	622	699
Gain on disposition of real estate held for investment from discontinued operations	(1,385)	-	(2,523)	(287)

FFO	21,762	19,435	78,748	65,757
Series A preferred dividends	(1,002)	(1,003)	(4,008)	(4,008)
Series B convertible preferred dividends	(419)	(418)	(1,675)	(502)

FFO available to common stockholders - basic	20,341	18,014	73,065	61,247
Series B convertible preferred dividends	419	418	-	502

FFO available to common stockholders - diluted	$20,760	$18,432	$73,065	$61,749

Funds from operations per share:
Basic	$0.39	$0.38	$1.42	$1.42

Diluted	$0.39	$0.38	$1.41	$1.41

Note 1: Reconciliation of the gain on disposition between continuing and discontinued operations:
Continuing operations	$574	$1,180	$4,700	$3,247
Discontinued operations, held for investment	1,385	-	2,523	287
Discontinued operations, held for sale	7,898	5,521	18,702	8,928
Minority interest, held for sale	(1,760)	(986)	(6,422)	(986)

	$8,097	$5,715	$19,503	$11,476

Reconciliation of the gain on disposition by type:
Held for investment	$1,385	$-	$2,523	$287
Held for sale, Development	6,730	5,286	20,674	8,322
Held for sale, Exchange	1,505	1,194	1,911	2,816
Intercompany eliminations, held for sale	237	221	817	1,037
Minority interest on Development gain	(1,760)	(986)	(6,422)	(986)

	$8,097	$5,715	$19,503	$11,476

Commercial Net Lease Realty, Inc. (in thousands)
Balance Sheet Summary	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$1,947	$5,335
Receivables, net of allowance	6,636	4,740
Mortgages, notes and accrued interest receivable, net of allowance	45,564	68,423
Line of credit and accrued interest receivable from related party	-	16,530
Investments in and other receivables from unconsolidated affiliates	29,307	39,606
Real estate held for investment:
Accounted for using the operating method, net of accumulated depreciation and amortization	1,009,397	887,124
Accounted for using the direct financing method	102,311	102,970
Real estate held for sale, net of accumulated depreciation	58,049	45,822
Accrued rental income, net of allowance	28,619	25,322
Other assets	18,218	17,906

Total assets	$1,300,048	$1,213,778

Liabilities and stockholders' equity:
Line of credit payable	$17,900	$27,800
Mortgages payable	157,168	149,861
Notes payable	323,132	289,758
Financing lease obligation	26,041	-
Other liabilities	16,781	15,328
Minority interest	2,028	277
Stockholders' equity	756,998	730,754

Total liabilities and equity	$1,300,048	$1,213,778

Common shares outstanding	52,078	50,002

Gross leaseable area, real estate held for investment	8,542	7,907

Commercial Net Lease Realty, Inc. Properties Held for Investment (Based on annual base rent of $119,791,000 as of December 31, 2004)

Top 20 Tenants
	Tenant	% of Total		Tenant	% of Total
1.	United States of America	15.4%	11.	Jared Jewelers	1.6%
2.	CVS	6.4%	12.	Target	1.5%
3.	Best Buy	4.9%	13.	Bed Bath & Beyond	1.5%
4.	OfficeMax	4.2%	14.	CarMax	1.4%
5.	Barnes & Noble	4.1%	15.	Food 4 Less	1.3%
6.	Eckerd	3.9%	16.	Havertys Furniture	1.3%
7.	The Sports Authority	3.0%	17.	Dick's Sporting Goods	1.2%
8.	Academy	3.0%	18.	Reliable	1.2%
9.	Borders Books	2.6%	19.	Rite-Aid	1.1%
10.	United Rentals	1.8%	20.	Winn-Dixie	1.0%

Top 10 States
	State	% of Total		State	% of Total
1.	Virginia	19.6%	6.	Missouri	3.0%
2.	Florida	14.4%	7.	Ohio	3.0%
3.	Texas	13.9%	8.	New Jersey	2.8%
4.	California	7.5%	9.	Maryland	2.7%
5.	Georgia	5.6%	10.	Colorado	2.6%

Lease Expirations

	# of Properties	% of Total		# of Properties	% of Total
2005	7	0.4%	2011	14	2.9%
2006	6	1.4%	2012	18	4.6%
2007	16	1.9%	2013	27	6.7%
2008	23	3.5%	2014	37	24.1%
2009	21	3.6%	2015	18	5.4%
2010	16	4.0%	Thereafter	148	41.5%